Exhibit 99.1

HALOZYME REPORTS SECOND QUARTER 2022 FINANCIAL AND OPERATING RESULTS

Closed Antares Pharma Acquisition, Accelerating High Growth Drug Delivery Leadership and Projected to be Accretive to Revenue for Full Year 2022

Second Quarter Revenue Increased 12% YOY to $152.4 million, with GAAP Diluted Earnings per Share of $0.16 and Non-GAAP Diluted Earnings per Share of $0.53

Record Second Quarter Royalty Revenue Increased 86% YOY to $85.3 million

Raising 2022 Revenue Guidance to $655 Million to $685 Million, up from $530 Million to $560 Million, Representing 48%-55% Growth over Reported 2021 Revenue

SAN DIEGO, August 9, 2022 -- Halozyme Therapeutics, Inc. (NASDAQ: HALO) (“Halozyme”) today reported its financial and operating results for the second quarter ended June 30, 2022 and provided an update on its full year 2022 financial guidance and recent corporate activities.

“As we report our strong second quarter results and execute our plans to continue to deliver sustained high growth, I have never been more excited about the future and potential of Halozyme. We see strong ENHANZE momentum with our Wave 2 products DARZALEX SC and Phesgo and with recent positive Phase III study results for efgartigimod SC and Tecentriq SC, two of our four Wave 3 launch products with the potential for launch 2023-2025. As planned, we project at least six Phase 2 or Phase 3 study starts in 2022," said Dr. Helen Torley, president and chief executive officer of Halozyme. “The acquisition of Antares Pharma enhances our revenue growth and durability, adding a commercialized, broadly licensable autoinjector platform and two innovative commercial products in the large and growing testosterone replacement therapy market."

Recent Partner Highlights:
•In August 2022, Roche announced that the Phase III IMscin001 study evaluating a subcutaneous (SC) formulation of Tecentriq® (atezolizumab) with ENHANZE® met its co-primary endpoints. The study showed non-inferior levels of Tecentriq® in the blood (pharmacokinetics), when injected subcutaneously, compared with intravenous (IV) infusion, in cancer immunotherapy-naïve patients with advanced or metastatic non-small cell lung cancer for whom prior platinum therapy has failed. The safety profile of the SC formulation was consistent with IV Tecentriq®.
•In July 2022, Takeda announced positive topline results from pivotal Phase 3 trial evaluating HYQVIA® (Immunoglobulin infusion 10% (Human) with rHuPH20), for maintenance treatment of chronic inflammatory demyelinating polyradiculoneuropathy (CIDP).
•In June 2022, Bristol Myers Squibb nominated an undisclosed target resulting in a $5 million milestone payment.

•In June 2022, ViiV initiated enrollment of a Phase 1 single dose escalation study in subjects with HIV to evaluate pharmacokinetics, safety and tolerability of long-acting cabotegravir administered subcutaneously with ENHANZE®.
•In June 2022, argenx initiated a Phase 2 study evaluating efgartigimod with ENHANZE® in subjects with bullous pemphigoid.
•In May 2022, Chugai initiated a Phase 1 study to evaluate the pharmacokinetics, pharmacodynamics, and safety of targeted antibody administered subcutaneously with ENHANZE®.
•In April 2022, Roche initiated a Phase 3 study evaluating OCREVUS (ocrelizumab) with ENHANZE® in subjects with multiple sclerosis.

Recent Corporate Highlights:

•In May 2022, we completed the acquisition of Antares Pharma, Inc. resulting in an expansion of our commercial portfolio of proprietary and partnered products and the potential for future growth through new partnership agreements.

•In June 2022, we announced the commercial launch of TLANDO™, an oral treatment indicated for testosterone replacement therapy in adult males for conditions associated with a deficiency or absence of endogenous testosterone (primary or hypogonadotropic hypogonadism). TLANDO™ was approved by the U.S. Food and Drug Administration (FDA) on March 28, 2022.
•In June 2022, we completed the $150 million Accelerated Stock Repurchase that was initiated in December of 2021, resulting in the total repurchase of 3.9 million shares at an average price of $38.51 per share.

Second Quarter Financial Highlights

•Revenue for the second quarter was $152.4 million compared to $136.5 million for the second quarter of 2021. The 12% year-over-year increase was driven by an increase in royalty revenue primarily attributable to subcutaneous DARZALEX® (daratumumab) and the addition of product sales as a result of the Antares Pharma acquisition, partially offset by a decrease in revenues under collaborative agreements due to a $40 million upfront payment associated with entering into the ViiV collaboration in the prior year period. Revenue for the quarter included $85.3 million in royalties, an increase of 86% compared to $45.8 million in the prior year period.

•Cost of sales for the second quarter was $33.9 million, compared to $23.0 million for the second quarter of 2021. The year-over-year increase was driven by an increase in product sales as a result of the Antares Pharma acquisition.

•Amortization of intangibles expense in the second quarter was $11.4 million, an increase from no expense in the second quarter of 2021 due to the Antares Pharma acquisition, in which we acquired intangible assets that are amortized over a useful life related to the auto injector technology platform, XYOSTED® and TLANDO™.

•Research and development expenses for the second quarter were $15.5 million, compared to $8.1 million for the second quarter of 2021. The increase is primarily due to planned investments in ENHANZE® and one-time compensation costs related to the Antares Pharma acquisition.

•Selling, general and administrative expenses for the second quarter were $57.5 million, compared to $12.3 million for the second quarter of 2021. The increase was primarily due to one-time transaction and compensation costs related to the Antares Pharma acquisition and an increase in compensation expense related to the ongoing combined workforce.

•Operating Income in the second quarter of 2022 was $34.1 million, compared to an operating income of $93.0 million in the second quarter of 2021.

•Net Income: On a GAAP basis in the second quarter of 2022, net income was $22.7 million, compared with net income of $91.5 million in the second quarter of 2021. Non-GAAP net income was $75.7 million in the second quarter of 2022, compared with non-GAAP net income of $97.8 million in the second quarter of 2021.1 The Company notes that 2022 is the first year in which Halozyme will record income tax expense as part of its income statement.
•Earnings per Share: On a GAAP basis in the second quarter of 2022, diluted earnings per share was $0.16, compared with $0.62 in the second quarter of 2021. On a non-GAAP basis diluted earnings per share was $0.53, compared with diluted earnings per share of $0.66 in the second quarter of 2021.1

•Cash, cash equivalents and marketable securities were $209.4 million on June 30, 2022, compared to $740.9 million on December 31, 2021.

Financial Outlook for 2022

The Company is raising its financial guidance for 2022 which was last provided on May 10, 2022, as a result of the recent close of the Antares Pharma transaction and strong year-to-date results. For the full year 2022, the Company expects:

•Total revenue of $655 million to $685 million, an increase from our prior guidance range of $530 million to $560 million, representing growth of 48% to 55% over 2021 total revenue primarily driven by projected revenue contribution from the Antares business of $115 million to $125 million. The Company expects revenue from royalties to increase greater than 65% over revenue from royalties in 2021 to approximately $340 million to $350 million.

•Operating income of $240 million to $265 million, a decrease from our prior guidance range of $350 million to $380 million, representing a decline of 4% to 13% over 2021 operating income. Our 2022 guidance includes one-time transaction costs related to the Antares Pharma acquisition, including amortization of intangible assets, as well as an incremental $20 million operating expense investment to maximize ENHANZE® and to extend royalty revenue durability.

•GAAP net income of $170 million to $195 million, a decrease from our prior guidance range of $270 million to $295 million; and non-GAAP net income of $295 million to $320 million, an increase from our prior guidance range of $290 million to $315 million.1 The Company notes that 2022 will be the first full fiscal year in which Halozyme will record income tax expense as part of its income statement.

•GAAP diluted earnings per share of $1.20 to $1.35, a decrease from our prior guidance of $1.90 to $2.05, due to acquisition related costs in 2022.

•Non-GAAP diluted earnings per share are expected to be $2.10 to $2.25, an increase from our prior guidance range of $2.05 to $2.20,1 reflective of the projected accretion from the Antares Pharma acquisition.

The Company's earnings per share guidance does not consider the impact of potential future share repurchases.

Table 1. 2022 Financial Guidance

	Guidance Range	Prior Range
Net Revenue	$655 to $685 million	$530 to $560 million
Operating Income	$240 to $265 million	$350 to $380 million
GAAP Net Income	$170 to $195 million	$270 to $295 million
Non-GAAP Net Income	$295 to $320 million[1]	$290 to $315 million
GAAP Diluted EPS	$1.20 to $1.35	$1.90 to $2.05
Non-GAAP Diluted EPS	$2.10 to $2.25[1]	$2.05 to $2.20

Webcast and Conference Call
Halozyme will host its Quarterly Update Conference Call for the second quarter ended June 30, 2022 today, Tuesday, August 9, 2022 at 4:30 p.m. ET/1:30 p.m. PT. The call will be webcast live through the “Investors” section of Halozyme's corporate website and a recording will be made available following the close of the call. To access the webcast and additional documents related to the call, please visit the "Investors" section of www.halozyme.com.

About Halozyme

Halozyme is a biopharmaceutical company bringing disruptive solutions to significantly improve patient experiences and outcomes for emerging and established therapies. As the innovators of the ENHANZE® technology with the proprietary enzyme rHuPH20, Halozyme’s commercially-validated solution is used to facilitate the delivery of injected drugs and fluids in order to reduce the treatment burden to patients. Having touched more than 600,000 patient lives in post-marketing use in five commercialized products across more than 100 global markets, Halozyme has licensed its ENHANZE® technology to leading pharmaceutical and biotechnology companies including Roche, Baxalta, Pfizer, AbbVie, Eli Lilly, Bristol-Myers Squibb, Alexion, argenx, Horizon Therapeutics, ViiV Healthcare and Chugai Pharmaceutical.

Halozyme also develops, manufactures and commercializes, for itself or with partners, drug-device combination products using its advanced auto-injector technology that are designed to provide commercial or functional advantages such as improved convenience and tolerability, and enhanced patient comfort and adherence. The Company has a commercial portfolio of proprietary products including XYOSTED®, TLANDO™ and NOCDURNA® and partnered commercial products and ongoing product development programs with industry leading pharmaceutical companies including Teva Pharmaceutical, Covis Pharma, Pfizer and Idorsia Pharmaceuticals.

Halozyme is headquartered in San Diego, CA and has offices in Ewing, NJ and Minnetonka, MN. Minnetonka is also the site of its operations facility.

For more information visit www.halozyme.com and connect with us on LinkedIn and Twitter.

Note Regarding Use of Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release and the accompanying tables contain certain Non-GAAP financial measures. The Company reports Non-GAAP net income and Non-GAAP diluted earnings per share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company calculates Non-GAAP net income and Non-GAAP diluted earnings per share excluding share-based compensation expense, amortization of debt discount, debt extinguishment expense and certain adjustments to income tax expense.

Reconciliations between GAAP and Non-GAAP financial measures are included at the end of this press release. The Company evaluates other items of income and expense on an individual basis and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the Company’s ongoing business operations and (iii) whether or not the Company expects it to occur as part of Halozyme’s normal business on a regular basis. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similarly titled measures presented by other companies. These Non-GAAP financial measures are not meant to be considered in isolation and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP; and are not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its Non-GAAP financial measures; and the Company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP financial measures. Halozyme considers these Non-GAAP financial measures to be important because they provide useful measures of the operating performance of the Company, exclusive of factors that do not directly affect what the Company considers to be its core operating performance, as well as unusual events. The Non-GAAP measures also allow investors and analysts to make additional comparisons of the operating activities of the Company’s core business over time and with respect to other companies, as well as assessing trends and future expectations. The Company uses Non-GAAP financial information in assessing what it believes is a meaningful and comparable set of financial performance measures to evaluate operating trends, as well as in establishing portions of our performance-based incentive compensation programs.

Safe Harbor Statement

In addition to historical information, the statements set forth in this press release include forward-looking statements including, without limitation, statements concerning the Company’s expected future financial performance (including the Company's financial outlook for 2022) and expectations for future growth, profitability, total revenue and royalty revenue, net and operating income and earnings-per-share and to repurchase shares under its share repurchase program. Forward-looking statements regarding the Company’s ENHANZE® drug delivery technology may include the possible benefits and attributes of ENHANZE®, its potential application to aid in the dispersion and absorption of other injected therapeutic drugs and facilitating more rapid delivery and administration of larger volumes of injectable medications through subcutaneous delivery. Forward-looking statements regarding the Company's business may include potential growth and receipt of royalty and milestone payments driven by our partners' development and commercialization efforts, potential new clinical trial study starts and product launches, the size and growth prospects of our partners' drug franchises, potential new collaborations and collaborative targets and regulatory review and potential approvals of new partnered or proprietary products and the Company’s plans to develop new formulations of its API for longer intellectual property protection. These forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning and involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in these forward-looking statements as a result of several factors, including unexpected levels of revenues, expenditures and costs, unexpected delays in the execution of the Company’s share repurchase program, risks associated with executing the Antares acquisition, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the proposed acquisition will not be realized, unexpected results or delays in the growth of the Company’s business, or in the development, regulatory review or commercialization of new formulations of the Company’s API or its partnered or proprietary products, including any potential delays caused by the current COVID-19 global pandemic, regulatory approval requirements, unexpected adverse events or patient outcomes and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

Contacts:

Tram Bui
VP, Investor Relations and Corporate Communications
609-359-3016
tbui@antarespharma.com

Dawn Schottlandt / Claudia Styslinger
Argot Partners
212-600-1902
Halozyme@argotpartners.com

Footnotes:
1. Reconciliations between GAAP reported and non-GAAP financial information and adjusted guidance measures are provided at the end.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Royalties	$85,340	$45,778	$154,945	$82,701
Product sales, net	46,300	30,360	68,440	52,126
Revenues under collaborative agreements	20,725	60,317	46,259	90,650
Total revenues	152,365	136,455	269,644	225,477
Operating expenses:
Cost of sales	33,943	23,018	49,865	41,237
Amortization of intangibles	11,403	—	11,403
Research and development	15,483	8,069	27,336	17,078
Selling, general and administrative	57,476	12,321	71,310	23,380
Total operating expenses	118,305	43,408	159,914	81,695
Operating income	34,060	93,047	109,730	143,782
Other income (expense):
Investment and other (expense) income, net	(945)	221	(447)	497
Inducement expense related to convertible note	—	—	—	(20,960)
Interest expense	(3,104)	(1,752)	(4,863)	(3,717)
Net income before income taxes	30,011	91,516	104,420	119,602
Income tax expense	7,326	58	21,627	249
Net income	$22,685	$91,458	$82,793	$119,353

Net income per share:
Basic	$0.16	$0.64	$0.60	$0.85
Diluted	$0.16	$0.62	$0.58	$0.81

Shares used in computing net income per share:
Basic	137,937	142,487	137,798	140,201
Diluted	142,216	147,624	141,795	148,096

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$90,932	$118,719
Marketable securities, available-for-sale	118,428	622,203
Accounts receivable, net and contract assets	189,368	90,975
Inventories, net	97,615	53,908
Prepaid expenses and other current assets	45,595	40,482
Total current assets	541,938	926,287
Property and equipment, net	37,091	8,794
Prepaid expenses and other assets	26,283	13,414
Goodwill	199,481	—
Intangible assets, net	976,097	—
Deferred tax assets, net	—	155,434
Restricted cash	500	500
Total assets	$1,781,390	$1,104,429

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,232	$1,541
Accrued expenses	84,101	24,441
Deferred revenue, current portion	4,131	1,746
Current portion of long-term debt, net	99,048	89,419
Total current liabilities	199,512	117,147

Deferred revenue, net of current portion	2,739	2,530
Long-term debt, net	1,147,129	787,255
Other long-term liabilities	5,551	544
Deferred tax liabilities, net	3,288	—
Contingent liability	130,000	—

Stockholders’ equity:
Common stock	138	138
Additional paid-in capital	271,169	256,347
Accumulated other comprehensive loss	(2,017)	(620)
Retained earnings (accumulated deficit)	23,881	(58,912)
Total stockholders’ equity	293,171	196,953
Total liabilities and stockholders’ equity	$1,781,390	$1,104,429

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
Net Income and Diluted EPS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,
	2022	2021
GAAP Net Income	$22,685	$91,458
Adjustments:
Share-based compensation	5,635	5,372
Amortization of debt discount	1,112	965
Amortization of intangible assets	11,403	—
Transaction costs for business combinations(1)	18,593	—
Severance and share-based compensation acceleration expense(2)	22,552	—
Amortization of inventory step-up at fair value(3)	4,454	—
Realized loss from marketable securities(4)	1,727	—
Income tax effect of above adjustments(5)	(12,432)	(4)
Non-GAAP Net Income	$75,729	$97,791

GAAP Diluted EPS	$0.16	$0.62
Adjustments:
Share-based compensation	0.04	0.04
Amortization of debt discount	0.01	0.01
Amortization of intangible assets	0.08	—
Transaction costs for business combinations(1)	0.13	—
Severance and share-based compensation acceleration expense(2)	0.16	—
Amortization of inventory step-up at fair value(3)	0.03	—
Realized loss from marketable securities(4)	0.01	—
Income tax effect of above adjustments(5)	(0.09)	—
Non-GAAP Diluted EPS	$0.53	$0.66

GAAP & Non-GAAP Diluted Shares	142,216	147,624
Dollar amounts, as presented, are rounded. Consequently, totals may not add up.
(1)Amount represents incremental costs including legal fees, accounting fees and advisory fees incurred for the Antares acquisition.
(2)Amount represents severance cost and acceleration of unvested equity awards as part of the Antares merger agreement.
(3)Amount related to amortization of the inventory step-up associated with purchase accounting for the Antares acquisition.
(4)Amount represents realized loss from the sale of our marketable securities to finance the acquisition of Antares.
(5)Estimated income tax effect of the Non-GAAP reconciling items are calculated using applicable statutory tax rates, taking into consideration of any valuation allowance.

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
Net Income and Diluted EPS 2022 Guidance
(Unaudited)
(In millions, except per share amounts)

	2022	2021
GAAP Net Income	$ 170 - 195	$402.7
Adjustments:
Inducement expense related to convertible notes	—	21.0
Share-based compensation	24 - 25	20.8
Amortization of debt discount	5 - 5	3.9
Amortization of intangible assets	65 - 65	—
Transaction costs for business combinations	21 - 21	—
Severance and share-based compensation acceleration expense	23 - 23	—
Amortization of inventory step-up at fair value	16 - 16	—
Realized loss from marketable securities	2 - 2
Income tax benefit	—	(154.2)
Income tax effect of above adjustments	(31) - (32)	(0.1)
Non-GAAP Net Income	$ 295 -320	$294.1

GAAP Diluted EPS	$ 1.20 - 1.35	$2.74
Adjustments:
Inducement expense related to convertible notes	—	0.14
Share-based compensation	0.17 - 0.18	0.14
Amortization of debt discount	0.04 - 0.04	0.03
Amortization of intangibles	0.46 - 0.46	—
Transaction costs for business combinations	0.15 - 0.15	—
Severance and share-based compensation acceleration expense	0.16 - 0.16	—
Amortization of inventory step-up at fair value	0.11 - 0.11	—
Realized loss from marketable securities	0.01 - 0.01	—
Income tax benefit	—	(1.05)
Income tax effect of above adjustments	(0.22) - (0.22)	—
Non-GAAP Diluted EPS	$ 2.10 - 2.25	$2.00

GAAP & Non-GAAP Diluted Shares	141.5 - 142.5	146.8
Dollar amounts, as presented, are rounded. Consequently, totals may not add up.